CALCULATION OF REGISTRATION FEE

FORM S-8

Innovid Corp.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Innovid Corp. 2021 Omnibus Incentive Plan Common Stock, par value $0.0001 per share	457(c) and 457(h)	40,000,000 (2)	$4.62 (4)	$184,800,000.00	.0000927	$17,130.96
Equity	Innovid Corp. 2021 Employee Stock Purchase Plan Common Stock, par value $0.0001 per share	457(c) and 457(h)	6,500,000 (3)	$4.62 (4)	$30,030,000.00	.0000927	$2,783.78
Equity	Global Share Incentive Plan (2008) Common Stock, par value $0.0001 per share	457(c) and 457(h)	11,389,321 (6)	$0.81 (5)	$9,225,350.01	.0000927	$855.19
Total Offering Amounts					$224,055,350.01		$20,769.93
Total Fee Offsets							N/A
Net Fee Due							$20,769.93

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Innovid Corp. (the “Registrant”) that become issuable under the Innovid Corp. 2021 Omnibus Incentive Plan (the “2021 Plan”), the Innovid Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), and the Global Share Incentive Plan (2008) (the “2008 Plan”), as applicable, by reason of any future share splits, share dividends, recapitalizations or any other similar transactions effected without the receipt of consideration by the Registrant, which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents 40,000,000 shares of Common Stock reserved for future issuance under the 2021 Plan, which number consists of (a) 15,617,049 shares of Common Stock initially available for issuance under the 2021 Plan and (b) 24,382,951 shares of Common Stock that became issuable under the 2021 Plan pursuant to its terms.
(3)	Represents 6,500,000 shares reserved for future issuance under the ESPP, which number consists of (a) 2,868,438 shares of Common Stock initially available for issuance under the ESPP and (b) 3,631,562 shares of Common Stock that became issuable under the ESPP pursuant to its terms.
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act based on the average of the high and low prices of a share of the Registrant’s Common Stock on the New York Stock Exchange on February 3, 2022.
(5)	Estimated solely for the purpose of calculating the registration fee with respect to the shares issuable under stock options, in accordance with Rule 457(h) of the Securities Act, based on the weighted-average exercise price of previously granted stock options that remain outstanding under the 2008 Plan ($0.81 per share).
(6)	Represents 11,389,321 shares of Common Stock subject to outstanding stock options under the 2008 Plan as of February 4, 2022. To the extent stock options outstanding under the 2008 Plan are forfeited, lapse unexercised, or are settled in cash, the shares of Common Stock subject to the stock options will be available for future issuance under the 2021 Plan.